Ioanis Jorgali, Investors 629.213.6139 ioanis.jorgali@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FIRST QUARTER RESULTS
GAAP Net Income of $0.92 per Unit
Adjusted Net Income of $0.83 per Unit
Cash Distribution of $0.83 per Unit

Nashville, TN, April 28, 2026 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended March 31, 2026.
“The first quarter of 2026 unfolded against a difficult geopolitical backdrop associated with market volatility," said Seth Bernstein, CEO of AllianceBernstein. "Firmwide net active outflows totaled $6.3 billion, reflecting a more risk-averse environment, despite continued momentum across structurally growing areas—including private markets, active ETFs, SMAs, insurance, and wealth management. Active equity outflows remained elevated at $10.9 billion across channels, primarily within growth-oriented US strategies. Our market‑leading municipal franchise continued to demonstrate its income‑oriented appeal, supported by strong high-net-worth demand, generating $3.3 billion net inflows in the quarter. Taxable fixed income demand diverged by channel and region, with institutional net inflows more than offset by APAC retail net outflows, resulting in $1.7 billion net outflows. Alternatives/multi-asset strategies recorded $3.4 billion net inflows, reflecting continued institutional deployments into private markets and customized retirement solutions, along with multi-asset retail inflows. Compared to prior year, average AUM and advisory base fees grew 8% and 5%, respectively. Adjusted operating income increased 3% and adjusted earnings per Unit and distributions to Unitholders rose 4%."

(US $ Thousands except per Unit amounts)	1Q 2026	1Q 2025	% Change	4Q 2025	% Change
U.S. GAAP Financial Measures
Net revenues	$1,201,726	$1,080,607	11.2%	$1,223,991	(1.8%)
Operating income	$326,800	$236,369	38.3%	$308,534	5.9%
Operating margin	26.1%	21.8%	430 bps	25.1%	100 bps
AB Holding EPU	$0.92	$0.67	37.3%	$0.90	2.2%

Adjusted Financial Measures (1)
Net revenues	$871,135	$838,214	3.9%	$957,307	(9.0%)
Operating income	$291,180	$282,748	3.0%	$329,947	(11.7%)
Operating margin	33.4%	33.7%	(30 bps)	34.5%	(110 bps)
AB Holding EPU	$0.83	$0.80	3.7%	$0.96	(13.5%)
AB Holding cash distribution per Unit	$0.83	$0.80	3.7%	$0.96	(13.5%)

(US $ Billions)
Assets Under Management ("AUM")
Ending AUM	$838.6	$784.5	6.9%	$866.9	(3.3%)
Average AUM	$865.0	$797.5	8.5%	$865.1	—%
(1) The adjusted financial measures represent non-GAAP financial measures. See page 11 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 12-14 for notes describing the adjustments.

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Bernstein further elaborated, “Retail engagement remained selective in the first quarter of 2026, reflecting continued active equity redemptions of $4.3 billion, partially offset by ongoing market‑share gains in our municipal platform, which generated $3.2 billion of net inflows. Taxable fixed‑income outflows totaled $4.5 billion, concentrated in American Income and Global High Yield. Retail alternatives/MAS recorded $0.9 billion of net inflows, driven by the continued expansion of our multi‑asset offerings within APAC. Institutional activity was largely constructive outside of active equities, where we registered $5.1 billion of outflows. A steady cadence of private‑market deployments coupled with inflows into our defined‑contribution platform, resulted in $1.6 billion alternatives/multi-asset inflows during the first quarter. Institutional taxable fixed income also generated $2.3 billion inflows. Institutional client engagement was strong, with our pipeline AUM surpassing $27 billion, highest on record, supported by expanding insurance partnerships and deepening existing client relationships. Bernstein Private Wealth continued to deliver strong growth, with net new assets increasing at 5% annualized rate including $0.6 billion of organic inflows across asset classes. Advisor productivity and client engagement remained strong, marking the third consecutive quarter of positive flows and driving deeper penetration across the ultra‑high‑net‑worth channel."

In conclusion, Bernstein remarked, “Market volatility is elevated as investors recalibrate risk exposure against a backdrop of slower growth, unsettled inflationary pressures, and ongoing geopolitical instability. Our long‑term perspective, differentiated investment capabilities, and deep client partnerships position us well to navigate the evolving environment. We are focused on delivering high‑quality investment outcomes, executing against our strategic priorities, and creating durable value for our clients, unitholders, and stakeholders.”

The firm’s cash distribution per Unit of $0.83 is payable on May 21, 2026, to holders of record of AB Holding Units at the close of business on May 8, 2026.
Market Performance
Global equity and fixed income markets were mostly down in the first quarter of 2026.

1Q 2026
S&P 500 Total Return	(4.3)%
MSCI EAFE Total Return	(1.1)
Bloomberg Barclays US Aggregate Return	(0.1)
Bloomberg Barclays Global High Yield Index - Hedged	(0.9)

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Assets Under Management
($ Billions)

Total assets under management as of March 31, 2026 were $838.6 billion, down $28.3 billion, or 3%, from December 31, 2025 and up $54.1 billion, or 7%, from March 31, 2025.

	Institutional	Retail	Private Wealth	Total
Assets Under Management 3/31/2026	$347.7	$335.5	$155.4	$838.6
Net Flows for Three Months Ended 3/31/2026:
Active	($1.2)	($4.7)	($0.4)	($6.3)
Passive	(0.7)	(1.1)	1.0	(0.8)
Total	($1.9)	($5.8)	$0.6	($7.1)

Total net outflows were $7.1 billion in the first quarter, compared to net outflows of $4.7 billion in the fourth quarter of 2025 and net inflows of $2.4 billion in the prior year first quarter.
Institutional channel first quarter net outflows of $1.9 billion compared to net outflows of $1.9 billion in the fourth quarter of 2025. Institutional gross sales of $5.6 billion increased sequentially from $4.5 billion. The pipeline of awarded but unfunded Institutional mandates increased sequentially to $27.5 billion at March 31, 2026 compared to $19.7 billion at December 31, 2025.
Retail channel first quarter net outflows of $5.8 billion compared to net outflows of $3.5 billion in the fourth quarter of 2025. Retail gross sales of $23.1 billion increased sequentially from $22.5 billion.
Private Wealth channel first quarter net inflows of $0.6 billion compared to net inflows of $0.7 billion in the fourth quarter of 2025. Private Wealth gross sales of $6.9 billion increased sequentially from $6.7 billion.

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First Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because we believe they present a clearer picture of our operating performance and allow management to see long-term trends without the distortion caused by incentive compensation-related mark-to-market adjustments, acquisition-related expenses, interest expense and other adjustment items. Similarly, we believe that non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as a substitute for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Available Cash Flow typically is the adjusted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted net income per unit, unless management determines, with concurrence of the Board of Directors, that one or more adjustments made to adjusted net income should not be made with respect to the Available Cash Flow calculation.

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US GAAP Earnings

Revenues
First quarter net revenues of $1.2 billion increased 11% from $1.1 billion in the first quarter of 2025. The increase was primarily due to investment gains as compared to losses in the prior year, higher investment advisory base fees, higher performance-based fees and higher shareholder servicing fees.
Sequentially, net revenues of $1.2 billion decreased 2% from the fourth quarter of 2025. The slight decrease was primarily due to lower investment advisory base fees and lower performance-based fees and lower distribution revenue, partially offset by higher investment gains.
Expenses
First quarter operating expenses of $875 million increased 4% from $844 million in the first quarter of 2025. The increase is primarily due to higher employee compensation and benefits expense, partially offset by lower general and administrative ("G&A") expense. Employee compensation and benefits expense increased due to higher incentive compensation, commissions, fringe benefits and base compensation. The decrease in G&A expenses is driven by a retirement plan settlement loss of $20.8 million in the prior year quarter, partially offset by higher office-related expenses and professional fees.
Sequentially, operating expenses of $875 million decreased 4% from $915 million, driven primarily by lower promotion and servicing expense, lower G&A expense and lower employee compensation and benefits expense. Promotion and servicing expense decreased primarily due to lower distribution-related payments, lower marketing and communications expense and lower transfer fees. G&A expense decreased primarily due to an impairment charge of $4.0 million in the prior period associated with a smaller historical acquisition in 2020, lower professional fees and lower portfolio services and related expense. Employee compensation and benefits expense decreased primarily due to lower incentive compensation and base compensation, partially offset by higher fringe benefits and commissions.
Operating Income, Margin and Net Income Per Unit
First quarter operating income of $327 million increased 38% from $236 million in the first quarter of 2025 and the operating margin of 26.1% in the first quarter of 2026 increased 430 basis points from 21.8% in the first quarter of 2025.
Sequentially, operating income of $327 million increased 6% from $309 million in the fourth quarter of 2025 and the operating margin of 26.1% increased 100 basis points from 25.1% in the fourth quarter of 2025.
First quarter net income per Unit was $0.92 compared to $0.67 in the first quarter of 2025 and increased from $0.90 in the fourth quarter of 2025.

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Non-GAAP Earnings
This section discusses our first quarter 2026 non-GAAP financial results, compared to the first quarter of 2025 and the fourth quarter of 2025. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted Revenues
First quarter adjusted net revenues of $871 million increased 4% from $838 million in the first quarter of 2025. The increase was primarily due to higher investment advisory base fees, lower investment losses and higher shareholder servicing fees, partially offset by lower performance-based fees.
Sequentially, adjusted net revenues of $871 million decreased 9% from $957 million. The decrease was primarily due to lower performance-based fees, lower investment advisory base fees and investment losses as compared to gains in the prior quarter.
Adjusted Expenses
First quarter adjusted operating expenses of $580 million increased 4% from $555 million in the first quarter of 2025 primarily due to higher employee compensation and benefits expense and higher G&A expense. Employee compensation and benefits expense increased primarily due to higher commissions, fringe benefits and base compensation, partially offset by lower incentive compensation. G&A expense increased primarily due to higher office-related expenses, portfolio services and related expense and professional fees.

Sequentially, adjusted operating expenses of $580 million decreased 8% from $627 million. The decrease was driven primarily by lower employee compensation and benefits expense, lower promotion and servicing expense, and lower G&A expense. Employee compensation and benefits expense decreased primarily due to lower incentive compensation and base compensation, partially offset by higher fringe benefits and commissions. Promotion and servicing expense decreased primarily due to lower marketing and communication expense and lower transfer fees. G&A expense decreased primarily due to lower professional fees, technology and related expense and portfolio services and related expense.
Adjusted operating Income, Margin and Net Income Per Unit
First quarter adjusted operating income of $291 million increased 3% from $283 million in the first quarter of 2025, and the adjusted operating margin of 33.4% decreased 30 basis points from 33.7%.
Sequentially, adjusted operating income of $291 million decreased 12% from $330 million and the adjusted operating margin of 33.4% decreased 110 basis points from 34.5%.
First quarter adjusted net income per Unit was $0.83 compared to $0.80 in the first quarter of 2025 and $0.96 in the fourth quarter of 2025.
Headcount
As of March 31, 2026, we had 4,454 employees, compared to 4,369 employees as of March 31, 2025 and 4,468 employees as of December 31, 2025.

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Unit Repurchases

	Three Months Ended March 31,
	2026	2025
	(in millions)
Total amount of AB Holding Units Purchased/Retained (1)	0.2	0.8
Total Cash Paid for AB Holding Units Purchased/Retained (1)	$8.8	$30.5
Open Market Purchases of AB Holding Units Purchased (1)	0.1	0.7
Total Cash Paid for Open Market Purchases of AB Holding Units (1)	$4.7	$26.1
(1) Purchased on a trade date basis. The difference between open-market purchases and units retained reflects the retention of AB Holding Units from employees to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards.

First Quarter 2026 Earnings Conference Call Information
Management will review first quarter 2026 financial and operating results during a conference call beginning at 9:00 a.m. (CST) on Tuesday, April 28, 2026. The conference call will be hosted by Seth Bernstein, Chief Executive Officer; Tom Simeone, Chief Financial Officer; and Onur Erzan, President.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at https://www.alliancebernstein.com/corporate/en/investor-relations.html at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (888) 440-3310 in the U.S. or +1 (646) 960-0513 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 6072615.

The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of our first quarter 2026 financial and operating results on April 28, 2026.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2025 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s revenues, financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:
•The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.
•The possibility that AB will engage in open market purchases of AB Holding Units for anticipated obligations under our incentive compensation award program: The number of AB Holding Units AB may decide to buy in future periods, if any, for incentive compensation awards depends on various factors, some of which are beyond our control, including the fluctuation in the price of an AB Holding Unit (NYSE: AB) and the availability of cash to make these purchases.
Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b)(4). Please note that 100% of AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, 37% effective January 1, 2018.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of March 31, 2026, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 31.4% of AllianceBernstein and Equitable Holdings ("EQH"), directly and through various subsidiaries, owned an approximate 68.0% economic interest in AllianceBernstein.
Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AB (The Operating Partnership)
US GAAP Consolidated Statement of Income (Unaudited)
(US $ Thousands)	1Q 2026	1Q 2025	% Change	4Q 2025	% Change

GAAP revenues:
Base fees	$849,182	$817,866	3.8%	$870,809	(2.5)%
Performance fees	66,032	37,246	77.3	87,374	(24.4)
Distribution revenues	202,818	199,020	1.9	210,400	(3.6)
Dividends and interest	30,470	34,350	(11.3)	33,936	(10.2)
Investments gains (losses)	31,059	(20,538)	n/m	238	n/m
Other revenues	35,170	30,180	16.5	35,848	(1.9)
Total revenues	1,214,731	1,098,124	10.6	1,238,605	(1.9)
Less: Broker-dealer related interest expense	13,005	17,517	(25.8)	14,614	(11.0)
Total net revenues	1,201,726	1,080,607	11.2	1,223,991	(1.8)

GAAP operating expenses:
Employee compensation and benefits	467,557	420,531	11.2	479,574	(2.5)
Promotion and servicing
Distribution-related payments	196,596	200,659	(2.0)	206,574	(4.8)
Amortization of deferred sales commissions	21,495	20,161	6.6	21,331	0.8
Trade execution, marketing, T&E and other	40,517	36,513	11.0	48,372	(16.2)
General and administrative	130,391	147,935	(11.9)	142,875	(8.7)
Interest on borrowings	7,207	7,138	1.0	5,503	31.0
Amortization of intangible assets	11,163	11,301	(1.2)	11,228	(0.6)
Total operating expenses	874,926	844,238	3.6	915,457	(4.4)
Operating income	326,800	236,369	38.3	308,534	5.9
Income taxes	18,164	14,675	23.8	15,033	20.8
Net income	308,636	221,694	39.2	293,501	5.2
Net income of consolidated entities attributable to non-controlling interests	13,151	895	n/m	1,541	n/m
Net income attributable to AB Unitholders	$295,485	$220,799	33.8%	$291,960	1.2%

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	1Q 2026	1Q 2025	% Change	4Q 2025	% Change

Equity in Net Income Attributable to AB Unitholders	$92,255	$82,753	11.5%	$89,761	2.8%
Income Taxes	7,017	8,719	(19.5)	7,957	(11.8)
Net Income	$85,238	$74,034	15.1%	$81,804	4.2%
Net Income per Unit	$0.92	$0.67	37.3%	$0.90	2.2%
Distribution per Unit	$0.83	$0.80	3.7%	$0.96	(13.5)%

Units Outstanding	1Q 2026	1Q 2025	% Change	4Q 2025	% Change
AB L.P.
Period-end	294,626,407	292,273,197	0.8%	293,508,421	0.4%
Weighted average	293,728,550	292,187,179	0.5	291,888,777	0.6
AB Holding L.P.
Period-end	93,403,853	110,699,699	(15.6%)	92,284,367	1.2%
Weighted average	92,505,013	110,611,006	(16.4)	90,664,000	2.0

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | March 31, 2026
($ Billions)
Ending and Average	Three Months Ended
	3/31/26	3/31/25
Ending Assets Under Management	$838.6	$784.5
Average Assets Under Management	$865.0	$797.5

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth	Total
Beginning of Period	$354.2	$356.4	$156.3	$866.9
Sales/New accounts	5.6	23.1	6.9	35.6
Redemption/Terminations	(3.2)	(26.3)	(6.3)	(35.8)
Net Cash Flows	(4.3)	(2.6)	—	(6.9)
Net Flows	(1.9)	(5.8)	0.6	(7.1)
Transfers	0.4	(0.4)	—	—
Investment Performance	(5.0)	(14.7)	(1.5)	(21.2)
End of Period	$347.7	$335.5	$155.4	$838.6

Three-Month Changes By Investment Service
	Equity Active	Equity Passive(1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive(1)	Alternatives/ Multi-Asset Solutions(2)	Total
Beginning of Period	$278.0	$78.3	$213.1	$90.8	$9.7	$197.0	$866.9
Sales/New accounts	11.9	0.5	10.4	7.1	—	5.7	35.6
Redemption/Terminations	(17.6)	(0.6)	(11.9)	(3.7)	(0.1)	(1.9)	(35.8)
Net Cash Flows	(5.2)	(0.8)	(0.2)	(0.1)	(0.2)	(0.4)	(6.9)
Net Flows	(10.9)	(0.9)	(1.7)	3.3	(0.3)	3.4	(7.1)
Investment Performance	(14.6)	(2.7)	(1.7)	(0.2)	—	(2.0)	(21.2)
End of Period	$252.5	$74.7	$209.7	$93.9	$9.4	$198.4	$838.6

Three-Month Net Flows By Investment Service (Active versus Passive)
	Actively Managed	Passively Managed (1)	Total
Equity	$(10.9)	(0.9)	$(11.8)
Fixed Income	1.6	(0.3)	1.3
Alternatives/Multi-Asset Solutions (2)	3.0	0.4	3.4
Total	$(6.3)	$(0.8)	$(7.1)
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services not included in equity or fixed income services.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$277.0	$208.4	$151.7	$637.1
Non-U.S. Clients	70.7	127.1	3.7	201.5
Total	$347.7	$335.5	$155.4	$838.6

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AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
(US $ Thousands, unaudited)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024

Net Revenues, GAAP basis	$1,201,726	$1,223,991	$1,137,147	$1,088,907	$1,080,607	$1,257,556
Exclude:
Distribution-related adjustments:
Distribution revenues	(202,818)	(210,400)	(210,658)	(198,367)	(199,020)	(198,859)
Investment advisory services fees	(15,274)	(17,494)	(18,642)	(20,297)	(21,796)	(16,281)
Pass through adjustments:
Investment advisory services fees	(14,816)	(17,680)	(13,970)	(13,659)	(12,756)	(42,364)
Other revenues	(15,686)	(17,510)	(15,433)	(15,203)	(15,835)	(18,742)
Impact of consolidated company-sponsored investment funds	3,500	(1,886)	(7,059)	2,295	85	(1,126)
Acquisition related investment advisory and services fees	(42,990)	—	—	—	—	—
Incentive compensation-related items	485	(1,059)	(2,404)	(9,821)	856	(8,058)
Equity (gain) loss on JV	(48,396)	3,450	16,162	13,371	6,073	1,168
Loss (gain) on other equity method investments	5,404	(4,105)	(471)	(2,792)	—	—
Adjusted Net Revenues	$871,135	$957,307	$884,672	$844,434	$838,214	$973,294

Operating Income, GAAP basis	$326,800	$308,534	$283,477	$222,094	$236,369	$317,507
Exclude:
Real estate	—	—	—	—	—	(206)
Incentive compensation-related items	146	(554)	1,214	1,284	258	(198)
EQH award compensation	405	229	344	426	246	291
Retirement plan settlement (gain) loss	—	—	(2,442)	(581)	20,756	13,130
Acquisition-related expenses	12,765	18,431	12,545	13,224	12,803	19,292
Equity (gain) loss on JVs	(48,396)	3,450	16,162	13,371	6,073	1,168
Loss (gain) on other equity method investments	5,404	(4,105)	(471)	(2,792)	—	—
AB Funds reimbursement (income) expense	—	—	(8,500)	14,296	—	—
Interest on borrowings	7,207	5,503	7,167	8,463	7,138	6,370
Total non-GAAP adjustments	(22,469)	22,954	26,019	47,691	47,274	39,847
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	13,151	1,541	7,129	(3,179)	895	2,975
Adjusted Operating Income	$291,180	$329,947	$302,367	$272,964	$282,748	$354,379
Operating Margin, GAAP basis excl. non-controlling interests	26.1%	25.1%	24.3%	20.7%	21.8%	25.0%
Adjusted Operating Margin	33.4%	34.5%	34.2%	32.3%	33.7%	36.4%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
($ Thousands except per Unit amounts, unaudited)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Net Income, GAAP basis	$85,238	$81,804	$73,751	$70,248	$74,034	$105,434
Impact on net income of AB non-GAAP adjustments	(8,522)	5,129	5,695	13,630	14,128	12,465
Adjusted Net Income	$76,716	$86,933	$79,446	$83,878	$88,162	$117,899

Net Income per Holding Unit, GAAP basis	$0.92	$0.90	$0.79	$0.64	$0.67	$0.94
Impact of AB non-GAAP adjustments	(0.09)	0.06	0.07	0.12	0.13	0.11
Adjusted Net Income per Holding Unit	$0.83	$0.96	$0.86	$0.76	$0.80	$1.05

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AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Net Revenue, as adjusted, is reduced to exclude all of the company's distribution revenues, which are recorded as a separate line item on the consolidated statement of income, as well as a portion of investment advisory services fees received that is used to pay distribution and servicing costs. For certain products, based on the distinct arrangements, certain distribution fees are collected by us and passed through to third-party client intermediaries, while for certain other products, we collect investment advisory services fees and a portion is passed through to third-party client intermediaries. In both arrangements, the third-party client intermediary owns the relationship with the client and is responsible for performing services and distributing the product to the client on our behalf. We believe offsetting distribution revenues and certain investment advisory services fees is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties that perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Distribution-related adjustments fluctuate each period based on the type of investment products sold, as well as the average AUM over the period. Also, we adjust distribution revenues for the amortization of deferred sales commissions as these costs, over time, will offset such revenues.

We adjust investment advisory and services fees and other revenues for pass through costs, primarily related to our transfer agent and shareholder servicing fees. Also, we adjust for certain investment advisory and service fees passed through to our investment advisors. We also adjust for certain pass through costs associated with the transition of services to the JV entered into with Societe Generale ("SocGen"). These amounts are expensed by us and passed to the JV for reimbursement.These fees do not affect operating income, as such, we exclude these fees from adjusted net revenues.

We adjust for the revenue impact of consolidating company-sponsored investment funds by eliminating the consolidated company-sponsored investment funds' revenues and including AB's fees from such consolidated company-sponsored investment funds and AB's investment gains and losses on its investments in such consolidated company-sponsored investment funds that were eliminated in consolidation.

We also adjust investment advisory and services fees for pass through performance fees, primarily related to acquisition-related funds in which we do not participate in the performance.

Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. Also, we adjust for certain acquisition related pass through performance-based fees and performance related compensation.

We also adjust net revenues to exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JV and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024 following the close of the transaction with SocGen, we record all income or loss associated with the JV as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary, and as such, we exclude these amounts from our adjusted net revenues. On January 1, 2026, AB entered into an Amended and Restated Shareholder agreement with SocGen (the "Amendment Agreement") and exercised the AB option to deliver a 17.7% interest in the NA JV to SocGen resulting in AB owning a 49% interest in the NA JV and SocGen having a majority interest of 51% in the NA JV. The prepaid consideration received was in excess of the carrying value of the 17.7% equity in the NA JV resulting in a gain of $48.4 million recognized in the first quarter of 2026.

Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) real estate charges (credits), (2) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-

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related investments, (3) the equity compensation paid by EQH to certain AB executives, as discussed below, (4) retirement plan settlement (gain) loss, (5) acquisition-related expenses (income), (6) income (loss) related to our equity method investments, (7) AB Funds reimbursement (income) expense, (8) interest on borrowings and (9) the impact of consolidated company-sponsored investment funds.

Real estate charges (credits) incurred have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. However, beginning in the fourth quarter of 2019, real estate charges (credits), while excluded in the period in which the charges (credits) are recorded, are included ratably over the remaining applicable lease term.

Prior to 2009, a significant portion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been delivered to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.

The board of directors of EQH granted to Seth P. Bernstein, our CEO, equity awards in connection with EQH's IPO. Additionally, equity awards were granted to Mr. Bernstein and other AB executives for their membership on the EQH Management Committee. These individuals may receive additional equity or cash compensation from EQH in the future related to their service on the Management Committee. Any awards granted to these individuals by EQH are recorded as compensation expense in AB’s consolidated statement of income. The compensation expense associated with these awards has been excluded from our non-GAAP measures because they are non-cash and are based upon EQH's, and not AB's, financial performance.

The (gains) losses associated with the termination of our defined benefit retirement plan are non-cash, short term in nature and not considered a part of our core operating results when comparing financial results from period to period.

Acquisition-related expenses (income) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers. Acquisition-related expenses (income) include professional fees, the recording of changes in estimates or fair value remeasurements to, and accretion expense related to, our contingent payment arrangements associated with our acquisitions, certain compensation-related expenses and amortization of intangible assets for contracts acquired.

We also adjust operating income to exclude exclude our portion of the equity income or loss associated with our equity method investments, including our investment in the JVs and reinsurance sidecars, as we don't consider this activity part of our core business operations and these investments generate non-cash volatility which distort core earnings performance. Effective April 1, 2024 following the close of the transaction with SocGen, we record all income or loss associated with the JVs as an equity method investment income (loss). As we no longer consider this activity part of our core business operations and our intent is to fully divest from both joint ventures, we consider these amounts temporary, and as such, we exclude these amounts from our adjusted operating income. On January 1, 2026, AB entered into an Amended and Restated Shareholder agreement with SocGen (the "Amendment Agreement") and exercised the AB option to deliver a 17.7% interest in the NA JV to SocGen resulting in AB owning a 49% interest in the NA JV and SocGen having a majority interest of 51% in the NA JV. The prepaid consideration received was in excess of the carrying value of the 17.7% equity in the NA JV resulting in a gain of $48.4 million recognized in the first quarter of 2026.

During the first quarter of 2025, we identified an error in the billing practices of a third-party service provider, who had over billed certain AB mutual funds for omnibus account services, sub-accounting services, and related transfer agency expenses in prior years. In the second quarter, at the request of the mutual fund Board, AB agreed to reimburse the affected funds for the entirety of the overpayment plus interest. During the third

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quarter of 2025, we resolved this matter with the service provider and recovered a portion of the overbilled amounts. We have adjusted operating income to exclude these amounts. We believe adjusting for these costs is useful for our investors and other users of our financial statements as such presentation appropriately reflects the non-core nature of this expenditure or recovery.

We adjust operating income to exclude interest on borrowings in order to align with our industry peer group.

We adjusted for the operating income impact of consolidating certain company-sponsored investment funds by eliminating the consolidated company-sponsored funds' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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